                                                                  EXHIBIT 10.37c

================================================================================


                       AMENDED AND RESTATED LOAN AGREEMENT

                           dated as of July 27, 2001,

                                  by and among

                         MEDCATH OF LITTLE ROCK, L.L.C.,
                                  as Borrower,

                         the Lenders referred to herein,

                             BANK OF AMERICA, N.A.,
                            as Administrative Agent,

                             BANKERS TRUST COMPANY,
                              as Syndication Agent,

                                       and

                           FIRST UNION NATIONAL BANK,
                             as Documentation Agent


                       BANC OF AMERICA SECURITIES, LLC and
                         DEUTSCHE BANC ALEX. BROWN INC.,
                    as Co-Lead Arrangers and Co-Book Managers


================================================================================

                                TABLE OF CONTENTS


ARTICLE I  DEFINITIONS....................................................................................1
SECTION 1.1   Definitions.................................................................................1
SECTION 1.2   General....................................................................................17
SECTION 1.3   Other Definitions and Provisions...........................................................17


ARTICLE II  TERM LOAN FACILITY...........................................................................18
SECTION 2.1   Term Loan..................................................................................18
SECTION 2.2   Procedure for Advance of Term Loan.........................................................18
SECTION 2.3   Repayment of Term Loan.....................................................................18
SECTION 2.4   Prepayment of Term Loan....................................................................19
SECTION 2.5   Term Notes.................................................................................20
SECTION 2.6   Use of Proceeds............................................................................20


ARTICLE III  GENERAL LOAN PROVISIONS.....................................................................20
SECTION 3.1   Interest...................................................................................20
SECTION 3.2   Notice and Manner of Conversion or Continuation of Term Loans..............................23
SECTION 3.3   Annual Administrative Fees.................................................................23
SECTION 3.4   Manner of Payment..........................................................................23
SECTION 3.5   Crediting of Payments and Proceeds.........................................................24
SECTION 3.6   Adjustments................................................................................24
SECTION 3.7   Nature of Obligations of the Lenders Regarding Term Loans; Assumption by the
              Administrative Agent.......................................................................24
SECTION 3.8   Changed Circumstances......................................................................25
SECTION 3.9   Indemnity..................................................................................27
SECTION 3.10  Capital Requirements.......................................................................27
SECTION 3.11  Taxes......................................................................................27
SECTION 3.12  Security...................................................................................29
SECTION 3.13  Replacement of Lenders.....................................................................29


ARTICLE IV  CLOSING; CONDITIONS OF CLOSING AND BORROWING.................................................30
SECTION 4.1   Closing....................................................................................30
SECTION 4.2   Conditions to Closing and Term Loan........................................................30


ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE BORROWER................................................37
SECTION 5.1   Representations and Warranties.............................................................37
SECTION 5.2   Survival of Representations and Warranties, Etc............................................47


FINANCIAL INFORMATION AND REPORTS........................................................................48
SECTION 6.1   Financial Statements.......................................................................48
SECTION 6.2   Officer's Compliance Certificate...........................................................49
SECTION 6.3   Accountant's Certificate...................................................................49
SECTION 6.4   Other Reports..............................................................................50
SECTION 6.5   Notice of Litigation and Other Matters.....................................................50

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
SECTION 6.6   Accuracy of Information....................................................................52


ARTICLE VII  AFFIRMATIVE COVENANTS.......................................................................52
SECTION 7.1   Preservation of Existence and Related Matters..............................................52
SECTION 7.2   Maintenance of Property....................................................................52
SECTION 7.3   Accounting Methods and Financial Records...................................................52
SECTION 7.4   Payment and Performance of Obligations.....................................................52
SECTION 7.5   Compliance With Laws and Approvals.........................................................53
SECTION 7.6   Environmental Laws.........................................................................53
SECTION 7.7   Compliance with ERISA......................................................................53
SECTION 7.8   Compliance With Agreements.................................................................54
SECTION 7.9   Visits and Inspections.....................................................................54
SECTION 7.10  Interest Rate Contracts....................................................................54
SECTION 7.11  Maintenance of Licenses, Etc...............................................................54
SECTION 7.12  Insurance..................................................................................54
SECTION 7.13  Further Assurances.........................................................................55


ARTICLE VIII  FINANCIAL COVENANTS........................................................................55


ARTICLE IX  NEGATIVE COVENANTS...........................................................................55
SECTION 9.1   Limitations on Debt........................................................................55
SECTION 9.2   Limitations on Liens.......................................................................56
SECTION 9.3   Limitations on Loans, Advances, Investments and Acquisitions...............................57
SECTION 9.4   Limitations on Mergers and Liquidation.....................................................59
SECTION 9.5   Limitations on Sale of Assets..............................................................59
SECTION 9.6   Limitation on Distributions................................................................59
SECTION 9.7   Amendments, Payments and Prepayments of Subordinated Debt..................................60
SECTION 9.8   Transactions With Affiliates...............................................................61
SECTION 9.9   Restrictive Agreements.....................................................................61
SECTION 9.10  Certain Accounting Changes; Organizational Documents.......................................61


ARTICLE X  DEFAULT AND REMEDIES..........................................................................61
SECTION 10.1  Events of Default..........................................................................61
SECTION 10.2  Remedies...................................................................................65
SECTION 10.3  Rights and Remedies Cumulative; Non-Waiver; etc............................................66


ARTICLE XI  THE ADMINISTRATIVE AGENT.....................................................................67
SECTION 11.1  Appointment and Authorization of the Administrative Agent..................................67
SECTION 11.2  Delegation of Duties.......................................................................67
SECTION 11.3  Liability of the Administrative Agent......................................................67
SECTION 11.4  Reliance by the Administrative Agent.......................................................68
SECTION 11.5  Notice of Default..........................................................................68
SECTION 11.6  Credit Decision; Disclosure of Information by the Administrative Agent.....................69
SECTION 11.7  Indemnification of the Administrative Agent................................................69
SECTION 11.8  The Administrative Agent in Its Individual Capacity........................................70

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

SECTION 11.9  Successor Administrative Agent.............................................................70
SECTION 11.10 Syndication Agent; Documentation Agent; Co-Lead Arranger...................................71


ARTICLE XII  MISCELLANEOUS...............................................................................71
SECTION 12.1  Notices....................................................................................71
SECTION 12.2  Expenses; Indemnity........................................................................72
SECTION 12.3  Set-off....................................................................................73
SECTION 12.4  Governing Law..............................................................................74
SECTION 12.5  Jurisdiction and Venue.....................................................................74
SECTION 12.6  Waiver of Right to Trial by Jury...........................................................75
SECTION 12.7  Reversal of Payments.......................................................................75
SECTION 12.8  Injunctive Relief; Punitive Damages........................................................75
SECTION 12.9  Accounting Matters.........................................................................75
SECTION 12.10 Successors and Assigns; Participations.....................................................76
SECTION 12.11 Amendments, Waivers and Consents...........................................................78
SECTION 12.12 Confidentiality............................................................................79
SECTION 12.13 Performance of Duties......................................................................80
SECTION 12.14 All Powers Coupled with Interest...........................................................80
SECTION 12.15 Survival of Indemnities....................................................................80
SECTION 12.16 Titles and Captions........................................................................80
SECTION 12.17 Severability of Provisions.................................................................80
SECTION 12.18 Counterparts...............................................................................81
SECTION 12.19 Term of Agreement..........................................................................81
SECTION 12.20 Advice of Counsel..........................................................................81
SECTION 12.21 No Strict Construction.....................................................................81
SECTION 12.22 Inconsistencies with Other Documents; Independent Effect of Covenants......................81

                             EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A                  -        Land
Exhibit B                  -        Form of Term Note
Exhibit C                  -        Form of Notice of Borrowing
Exhibit D                  -        Form of Notice of Account Designation
Exhibit E                  -        Form of Notice of Prepayment
Exhibit F                  -        Form of Notice of Conversion/Continuation
Exhibit G                  -        Form of Assignment and Acceptance
Exhibit H                  -        Form of Guaranty Agreement
Exhibit I                  -        Form of Officer's Compliance Certificate
Exhibit J                  -        Form of Security Agreement
Exhibit K                  -        Form of Pledge Agreement


SCHEDULES

Schedule 1.1(a)            -        Lenders and Commitments
Schedule 1.1(b)            -        Guarantors
Schedule 1.1(c)            -        Related Credit Documents
Schedule 1.1(d)            -        Related Guaranty Agreements
Schedule 1.1(e)            -        Approved Adjustments to EBITDA
Schedule 5.1(b)            -        Capitalization
Schedule 5.1(l)            -        Material Contracts
Schedule 5.1(t)            -        Debt and Guaranty Obligations
Schedule 5.1(u)            -        Litigation
Schedule 9.8               -        Permitted Transactions With Affiliates

                       AMENDED AND RESTATED LOAN AGREEMENT


         AMENDED AND RESTATED LOAN AGREEMENT, dated as of the 27th day of July, 2001, by and among MEDCATH OF LITTLE ROCK, L.L.C., a North Carolina limited liability company, as Borrower, the lenders who are or may become a party to this Agreement, as Lenders, BANK OF AMERICA, N.A., as Administrative Agent for the Lenders, BANKERS TRUST COMPANY, as Syndication Agent for the Lenders, and FIRST UNION NATIONAL BANK, as Documentation Agent.

                              STATEMENT OF PURPOSE

         Pursuant to the Construction and Term Loan Agreement dated as of December 7, 1995 (as amended, restated, supplemented or otherwise modified as of the date hereof, the "Existing Loan Agreement") between the Borrower and Health Care REIT, Inc. (the "Existing Lender") the Existing Lender extended certain credit facilities to the Borrower pursuant to the terms thereof.

         The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent, the Documentation Agent and the Lenders have agreed, to amend and restate the Existing Loan Agreement on the terms and conditions of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Adjusted Debt Service" means, with respect to the Borrower for any period, the sum of the following determined, without duplication, in accordance with GAAP: (i) all Interest Expense due and payable in cash or which was paid during such period (excluding all Interest Expense paid during such period by the Borrower to FinCo) plus (ii) all scheduled principal payments of Debt (excluding payments of Debt to FinCo) which were paid during such period.

         "Adjusted EBITDA" means, with respect to the Borrower for any period,
(i) EBITDA for such period less (ii) maintenance Capital Expenditures of $200,000 for each fiscal quarter during such period.

         "Administrative Agent" means Bank of America, N.A. in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to
Section 11.9.

         "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

         "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall not include any owner of the Borrower (other than the Parent and its Subsidiaries).

         "Administrative Agent-Related Persons" means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, Banc of America Securities LLC as a Co-Lead Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be [Twenty Nine Million Seven Hundred Eighty Eight Thousand Nine Hundred Thirty Seven and No/100 Dollars ($29,788,937.00)].

         "Agreement" means this Amended and Restated Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

         "Applicable Law" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, requirements, ordinances, codes, constitutions and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "Applicable Margin" shall have the meaning assigned thereto in Section 3.1(c).

         "Approved Fund" shall have the meaning assigned thereto in Section 12.10(h).

         "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit G attached hereto.

         "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel.

         "Bank of America" means Bank of America, N.A., a national banking association, and its successors.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means any Term Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

         "Benefited Lender" shall have the meaning assigned thereto in Section 3.6.

         "Borrower" means MedCath of Little Rock, L.L.C., a North Carolina limited liability company, in its capacity as borrower hereunder.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "Calculation Date" shall have the meaning assigned thereto in Section 3.1(c).

         "Capital Asset" means, with respect to the Borrower, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a balance sheet of the Borrower.

         "Capital Expenditures" means, with respect to the Borrower for any period, the aggregate cost of all Capital Assets acquired by the Borrower during such period, as determined in accordance with GAAP.

         "Capital Lease" means any lease of any property by the Borrower, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a balance sheet of the Borrower.

         "Cash Flow Available For Distribution" means, with respect to the Borrower for any period, the sum of the following determined, without duplication, in accordance with GAAP: (i)

EBITDA for such period less (ii) all principal and interest payments required to be paid with respect to Senior Debt during such period less (iii) all Unfinanced Capital Expenditures during such period.

         "Change in Control" shall have the meaning assigned thereto in Section 10.1(j).

         "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 4.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

         "Co-Lead Arrangers" means Banc of America Securities LLC and Deutsche Bank Alex. Brown Inc. in their capacity as lead arrangers and book managers.

         "Collateral" means the collateral security for the Obligations pledged or granted pursuant to the terms of this Agreement and the Security Documents.

         "Commitment" means (a) as to any Lender, the obligation of such Lender to make Term Loans for the account of the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on
Schedule 1.1(a) hereto, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment to make Term Loans.

         "Commitment Agreement" means the Commitment Agreement of even date by and among MedCath Incorporated, the Lenders who are or may become party thereto and the Administrative Agent, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

         "Commitment Percentage" means, as to any Lender, (a) prior to making the Term Loan, the ratio of (i) the Commitment of such Lender to (ii) the Commitments of all Lenders and (b) after the Term Loans are made, the ratio of
(i) the outstanding principal balance of the Term Loans of such Lender to (ii) the aggregate outstanding principal balance of the Term Loans of all Lenders.

         "Consolidated" means, when used with reference to financial statements or financial statement items of the Parent and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Corporate Revolver" means the Credit Agreement dated as of July 31, 1998, as amended, restated, supplemented or otherwise modified from time to time, by and among MedCath Intermediate Holdings, Inc., as borrower, the Initial Lenders named therein, as lenders, the Initial Issuing Bank named therein, as issuing bank, Bank of America, N.A. as administrative agent and collateral agent, and Banc of America Securities LLC, as arranger and syndication agent.

         "Debt" means, with respect to the Borrower at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of the Borrower, (b) all obligations to pay the deferred purchase price of property or services of the Borrower (including, without limitation, all obligations under non-competition agreements), except trade payables arising in the ordinary course of business not more than one hundred and twenty (120) days past due, (c) all obligations of the Borrower as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of the Borrower, (e) all Guaranty Obligations of the Borrower, (f) all obligations, contingent or otherwise, of the Borrower relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of the Borrower, (g) all obligations of the Borrower to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of the Borrower, (h) all net payment obligations incurred by the Borrower pursuant to Hedging Agreements and (i) all outstanding payment obligations of the Borrower with respect to any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, receivership, insolvency, reorganization, or similar debtor relief Applicable Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Documentation Agent" means First Union National Bank, in its capacity as Documentation Agent hereunder.

         "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "EBITDA" means, with respect to the Borrower for any period, the sum of the following determined, without duplication, in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) Interest Expense for such period,
(ii) income and franchise taxes for such period, (iii) amortization and depreciation for such period, (iv) non-cash charges for such period solely with respect to the impairment of goodwill in accordance with GAAP, and (v) non-cash impairment charges for such period solely with respect to loan acquisition costs minus (c) to the extent added in the determination of Net Income, extraordinary gains for such period plus (d) certain adjustments approved by the Administrative Agent and the Lenders and set forth on Schedule 1.1(e).

         "Eligible Assignee" shall have the meaning assigned thereto in Section 12.10(h).

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower (or, as applicable, any Guarantor) or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower (or, as applicable, any Guarantor) or any current or former ERISA Affiliate.

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

         "Environmental Laws" means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

         "Equipment Lender" means the lender which has provided the Equipment Loan Financing to the Borrower (or any lender which has refinanced the Equipment Loan Financing to the Borrower as permitted pursuant to Section 9.1(b)).

         "Equipment Loan Financing" means the financing existing on the Closing Date and set forth on Schedule 5.1(t) with respect to the equipment used at the Hospital.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

         "ERISA Affiliate" means any Person who together with the Borrower (or, as applicable, any Guarantor) is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

         "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

         Eurodollar Rate  =         Eurodollar Base Rate
                            ------------------------------------
                            1.00 - Eurodollar Reserve Percentage

         "Eurodollar Base Rate" means for any Interest Period:

         (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

         (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

         (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Eurodollar Rate Loan" means any Term Loan bearing interest at a rate based upon the Eurodollar Rate as provided in Section 3.1(a).

         "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Event of Default" means any of the events specified in Section 10.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "Existing Lender" shall have the meaning assigned thereto in the Statement of Purpose.

         "Existing Loan Agreement" shall have the meaning assigned thereto in the Statement of Purpose.

         "Existing Loans" shall have the meaning assigned thereto in Section 4.2(f).

         "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that
(a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Financing Statements" means the UCC financing statements filed to perfect the Lien of the Administrative Agent and the Lenders on certain personal property and fixtures as more particularly described therein.

         "FinCo" means MedCath Finance Company.

         "Fiscal Year" means the fiscal year of the Borrower ending on September 30.

         "Foreign Lender" shall have the meaning assigned thereto in Section 3.11(e).

         "Fund" shall have the meaning assigned thereto in Section 12.10(h).

         "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and the Guarantors throughout the period indicated and (subject to Section 12.9) consistent with the prior financial practice of the Borrower and the Guarantors.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantor Leverage Ratio" means the ratio determined pursuant to
Section 12(c) of the Guaranty Agreement.

         "Guarantors" means the Persons who have executed the Guaranty Agreement
(a) on the Closing Date or (b) after such date in accordance with Section 11(j) of the Guaranty Agreement. The Guarantors as of the Closing Date are set forth on Schedule 1.1(b).

         "Guaranty Agreement" means the unconditional guaranty agreement of even date executed by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

         "Guaranty Obligation" means, with respect to the Borrower, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument evidencing such Guaranty Obligation.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "HCFA" means the Health Care Financing Administration or any successor agency.

         "Hedging Agreement" means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

         "HHS" means the United States Department of Health and Human Services, and any successor thereto.

         "Hospital" means the hospital owned and operated by the Borrower which
(a) is certified to participate in Medicare programs and Medicaid programs (as applicable), (b) is at least approximately 146,000 square feet, (c) contains at least 84 licensed beds and (d) is situated on the Land.

         "Improvements" means the Hospital and other improvements constructed on, or to be constructed on, the Land, together with all fixtures, improvements, and appurtenances now or later to be located on the Land and/or in such improvements.

         "Indemnitees" shall have the meaning assigned thereto in Section 12.2
(b).

         "Indemnified Liabilities" shall have the meaning assigned thereto in
Section 12.2 (b).

         "Information" shall have the meaning assigned thereto in Section 12.12.

         "Intercompany Loan Subordination Agreement" means any intercompany subordination agreement of even date executed by FinCo in favor of the Administrative Agent for the benefit of itself and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

         "Interest Expense" means, with respect to the Borrower for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower, all determined for such period, without duplication, in accordance with GAAP.

         "Interest Period" shall have the meaning assigned thereto in Section 3.1(b).

         "Interest Rate Contract" means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

         "Land" means the real estate described in Exhibit A attached hereto, which is owned by the Borrower and to be encumbered by the Mortgage.

         "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 12.10.

         "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Term Loans.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Loan Documents" means, collectively, this Agreement, the Term Notes, the Guaranty Agreement, the Security Documents, the Management Fee and Guaranty Fee Subordination Agreement, each Intercompany Loan Subordination Agreement and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Guarantor in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

         "Management Agreement" means (i) the management services agreement dated __________, 200__ between the Borrower and the Management Company or (ii) the agreement between that Management Company and the Borrower as set forth in the operating agreement of the Borrower pursuant to which the Management Company and the Borrower agree that the Management Company shall manage the Hospital.

         "Management Company" means MedCath of Arkansas, Inc., a North Carolina corporation.

         "Management Fee and Guaranty Fee Subordination Agreement" means the subordination agreement of even date executed by the Management Company in favor of the Administrative Agent for the benefit of itself and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

         "Material Adverse Effect" means, with respect to the Borrower or any of the Guarantors, a material adverse effect on (i) the properties, business, operations or condition (financial or otherwise) of (A) the Borrower or (B) the Guarantors on a consolidated basis, taken as a whole, or (ii) any such Person or the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.

         "Material Contract" means (a) as of the Closing Date, the contracts and agreements set forth on Schedule 5.1(l) and (b) after the Closing Date, (i) the contracts and agreements set forth on Schedule 5.1(l), (ii) any contract or other agreement, written or oral, of the Borrower or any of the Guarantors (A) which involves monetary liability of or to any such Person in an amount in excess of (1) $1,000,000 per annum with respect to the Borrower or any Guarantor (other than the MedCath Parent Entities) and (2) $5,000,000 with respect to any MedCath Parent Entity and (B) which by its terms may not be canceled within ninety (90) days, or (iii) any other contract or agreement, written or oral, of the Borrower or any of the Guarantors the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

         "Maturity Date" means the first to occur of (a) July [26], 2006 or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 10.2(a).

         "MedCath Parent Entities" means MedCath Corporation, MedCath Holdings, Inc., MedCath Intermediate Holdings, Inc. and MedCath Incorporated.

         "Medicaid Certification" means certification by HCFA or a Governmental Authority under contract with HCFA that health care operations are in compliance with all the conditions of participation set forth in the Medicaid Regulations.

         "Medicaid Provider Agreement" means an agreement entered into between a Governmental Authority or other such entity administering the Medicaid program and a health care operation under which the health care operation agrees to provide services for Medicaid beneficiaries in accordance with the terms of the agreement and Medicaid Regulations.

         "Medicaid Regulations" means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities (whether or not having the force of law) promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities (whether or not having the force of law) promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

         "Medicare Certification" means certification by HCFA or a Governmental Authority under contract with HCFA that the health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.

         "Medicare Provider Agreement" means an agreement entered into between a Governmental Authority administering the Medicare program and a health care operation under which the health care operation agrees to provide services for Medicare beneficiaries in accordance with the terms of the agreement and Medicare Regulations.

         "Medicare Regulations" means, collectively, (i) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; and
(ii) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines (whether or not having the force of law) of all Governmental Authorities (including without limitation, HHS, HCFA, the Office of the Inspector General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law), as each may be amended, supplemented or otherwise modified from time to time.

         "Mortgage" means the Mortgage and Security Agreement of even date executed by the Borrower in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders securing the Land, the Improvements and the other property and fixtures described therein, as amended, restated, supplemented or otherwise modified from time to time.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower (or, as applicable, any Guarantor) or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

         "Net Income" means, with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period, determined in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

         "Notice of Account Designation" shall have the meaning assigned thereto in Section 2.2.

         "Notice of Borrowing" means shall have the meaning assigned thereto in
Section 2.2.

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 3.2.

         "Notice of Prepayment" shall have the meaning assigned thereto in
Section 2.4.

         "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Term Loans,
(b) all existing or future payment and other obligations owing by the Borrower to any Lender or the Administrative Agent under any Hedging Agreement with any Lender or the Administrative Agent, and (c) all other fees and commissions (including Attorney Costs), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of the Guarantors to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Term Note or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

         "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 6.2.

         "Other Taxes" shall have the meaning assigned thereto in Section
3.11(b).

         "Parent" means MedCath Corporation, a Delaware corporation.

         "Participant" shall have the meaning assigned thereto in Section 12.10(d).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for the employees of the Borrower (or, as applicable, any Guarantor) or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower (or, as applicable, any Guarantor) or any of its current or former ERISA Affiliates.

         "Permitted Distributions" shall have the meaning assigned thereto in
Section 9.6(c).

         "Permitted Distribution Date" shall have the meaning assigned thereto in Section 9.6(c).

         "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

         "Pledge Agreement" means the amended and restated pledge and security agreement of even date executed by the Management Company in favor of the Administrative Agent for the benefit of itself and the Lenders, substantially in the form of Exhibit K attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

         "Property" means the Land, the Improvements, the Tangible Personalty and all other property constituting the "Mortgaged Property," as described in the Mortgage, or subject to a right, lien or security interest to secure the Term Loans pursuant to any other Loan Document.

         "Register" shall have the meaning assigned thereto in Section 12.10(c).

         "Related Credit Documents" means the collective reference to (i) each of the loan agreements set forth on Schedule 1.1(c) hereto (including all Loan Documents executed in connection therewith and as defined in each of the loan agreements) and (ii) each other loan agreement (including all Loan Documents executed in connection therewith and as defined in each of the loan agreements) executed in connection with the Commitment Agreement, in each case as amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

         "Related Guaranty Agreements" means the collective reference to (i) each of the guaranty agreements executed by certain the Guarantors set forth on
Schedule 1.1(d) hereto and (ii) each other guaranty agreement executed by certain of the Guarantors in connection with the Commitment Agreement, in each case as amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

         "Replaced Lender" shall have the meaning assigned thereto in Section 3.13(c).

         "Replacement Lender" shall have the meaning assigned thereto in Section 3.13(c).

         "Required Lenders" means, at any date, any combination of Lenders holding of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Term Notes, or if no amounts are outstanding under the Term Notes, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitment.

         "Responsible Officer" means, with respect to any Person, any of the following: the chief executive officer or chief financial officer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent

         "Security Agreement" means the amended and restated security agreement of even date executed by the Borrower in favor of the Administrative Agent for the benefit of itself and the Lenders, substantially in the form of Exhibit J, as amended, restated, supplemented or otherwise modified from time to time.

         "Security Documents" means collectively, the Guaranty Agreement, the Mortgage, the Security Agreement, the Financing Statements, the Pledge Agreement and each other agreement or writing pursuant to which the Borrower or any other Person party thereto pledges or grants a security interest in any property or assets to secure the Obligations or any such Person guaranties the payment and/or performance of the Obligations.

         "Senior Debt" means, with respect to the Borrower at any date of determination, all Debt other than Subordinated Debt.

         "Social Security Act" means Chapter 7 of Title 42 of the United States Code, as amended from time to time, or any successor statute thereto.

         "Solvent" means, as to the Borrower and each Guarantor on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

         "Subordinated Debt" means the collective reference to any Debt of the Borrower which is subordinated to the Obligations with respect to right and time of payment, remedies, covenants and such other terms and conditions, in each case to the reasonable satisfaction of the Required Lenders.

         "Subordinated Working Capital Loan" shall have the meaning assigned thereto in Section 9.1(f).

         "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

         "Syndication Agent" means Bankers Trust Company, in its capacity as Syndication Agent hereunder.

         "Tangible Personalty" means all fixtures, equipment, furnishings and other articles of personal property now or hereafter owned by the Borrower and attached to or contained in and used in connection with the Land and the Improvements and all renewals or replacements thereof or articles in substitution thereof, whether or not the same are or shall be attached to the Land and Improvements in any manner.

         "Taxes" shall have the meaning assigned thereto in Section 3.11(a).

         "Term Loan Facility" means the term loan facility established pursuant to Article II.

         "Term Loans" means the term loans made to the Borrower by the Lenders pursuant to Section 2.1.

         "Term Notes" means the Term Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit B attached hereto, evidencing the Debt incurred by the Borrower pursuant to the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitute therefor, and any replacement, restatements, renewals or extensions thereof, in whole or in part; "Term Note" means any of such Term Notes.

         "Termination Event" means: (a) except for any such event that could not reasonably be expected to have a Material Adverse Effect, a "Reportable Event" described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) except for any withdrawal that could not reasonably be expected to have a Material Adverse Effect, the withdrawal of the Borrower (or, as applicable, any Guarantor) or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section

4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, each under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect, any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (h) except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect, any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

         "Title Insurer" means First American Title Insurance Company.

         "Title Policy" means the mortgagee title policy issued by the Title Insurer and meeting the requirements of this Agreement and the Mortgage.

         "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina.

         "Unfinanced Capital Expenditures" means, with respect to the Borrower for any period, all Capital Expenditures other than (a) Capital Expenditures made to replace assets to the extent financed by (i) the net cash proceeds of asset dispositions not prohibited hereunder or (ii) the proceeds of insurance received with respect to the loss or taking or damage to the asset or assets being replaced or (b) Capital Expenditures financed by the proceeds of Senior Debt.

         "United States" means the United States of America.

         SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

         SECTION 1.3 Other Definitions and Provisions.

         (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Term Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

         (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


                                   ARTICLE II

                               TERM LOAN FACILITY

         SECTION 2.1 Term Loan. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date. The Term Loan shall be funded by each Lender in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of the Term Loans made on the Closing Date, which aggregate principal amount shall equal the Aggregate Commitment.

         SECTION 2.2 Procedure for Advance of Term Loan. The Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit C (the "Notice of Borrowing") prior to 1:00 p.m. (Charlotte time) on the Closing Date requesting that the Lenders make the Term Loan as a Base Rate Loan on such date. Upon receipt of the Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. On the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in immediately available funds, the amount of such Term Loan to be made by such Lender on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit D hereto (the "Notice of Account Designation") delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent.

         SECTION 2.3 Repayment of Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December, commencing September 30, 2001 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 2.4 hereof:

-------------------------------------------------------------------------------
CALENDAR YEAR             PAYMENT DATE                PRINCIPAL INSTALLMENT
                                                               ($)
-------------------------------------------------------------------------------
     2001              September 30, 2001
                  -------------------------------------------------------------
                        December 31, 2001
-------------------------------------------------------------------------------
     2002                March 31, 2002
                  -------------------------------------------------------------
                          June 30, 2002
                  -------------------------------------------------------------
                       September 30, 2002
                  -------------------------------------------------------------
                        December 31, 2002
-------------------------------------------------------------------------------
     2003                March 31, 2003
                  -------------------------------------------------------------
                          June 30, 2003
                  -------------------------------------------------------------
                       September 30, 2003
                  -------------------------------------------------------------
                        December 31, 2003
-------------------------------------------------------------------------------
     2004                March 31, 2004
                  -------------------------------------------------------------
                          June 30, 2004
                  -------------------------------------------------------------
                       September 30, 2004
                  -------------------------------------------------------------
                        December 31, 2004
-------------------------------------------------------------------------------
     2005                March 31, 2005
                  -------------------------------------------------------------
                          June 30, 2005
                  -------------------------------------------------------------
                       September 30, 2005
                  -------------------------------------------------------------
                        December 31, 2005
-------------------------------------------------------------------------------
     2006                March 31, 2006
                  -------------------------------------------------------------
                          June 30, 2006
                  -------------------------------------------------------------
                          July 26, 2006
-------------------------------------------------------------------------------

If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Maturity Date.

         SECTION 2.4 Prepayment of Term Loan.

         (a) Optional Prepayment. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Administrative Agent with respect to any prepayment, in the form attached hereto as Exhibit E (a "Notice of Prepayment"), specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Rate Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments shall be applied ratably to the remaining scheduled principal installments of the Term Loans (including the final payment thereof) until the Term Loans are paid in full. Any such prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of maturities of Interest Periods; provided that any payment of any Eurodollar Rate Loan shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof (but otherwise without premium or penalty).

         (b) Mandatory Prepayment.

                  (i) The Borrower shall make mandatory principal prepayments of the Term Loans (A) in accordance with Section 1.6 of the Mortgage following the receipt thereby of the net cash proceeds under any insurance policy required to be maintained pursuant to this

Agreement, the Mortgage and the other Loan Documents and (B) in accordance with
Section 1.15 of the Mortgage following the receipt thereby of the net cash proceeds in connection with any condemnation proceeding.

                  (ii) Upon the occurrence of any event triggering the prepayment requirement pursuant to this Section 2.4(b), the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment under this Section 2.4(b) shall be applied ratably to the remaining scheduled principal installments of the Term Loans (including the final payment thereof) until the Term Loans are paid in full. Any such prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of maturities of Interest Periods; provided that any payment of any Eurodollar Rate Loan shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof (but otherwise without premium or penalty).

         (c) General Conditions. Amounts prepaid under the Term Loans pursuant to this Section 2.4 may not be reborrowed and will constitute a permanent reduction in the Aggregate Commitment. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

         SECTION 2.5 Term Notes. Each Lender's Term Loan and the obligation of the Borrower to repay such Term Loan shall be evidenced by a separate Term Note executed by the Borrower payable to the order of such Lender.

         SECTION 2.6 Use of Proceeds. The Borrower shall use the proceeds of the Term Loans (a) to refinance the obligations under the Existing Loan Agreement as set forth herein and (b) to pay certain fees and expenses incurred in connection with the transactions contemplated hereby.


                                   ARTICLE III

                             GENERAL LOAN PROVISIONS

         SECTION 3.1 Interest.

         (a) Interest Rate Options. Subject to the provisions of this Section 3.1, at the election of the Borrower, Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin as set forth in Section 3.1(c) or (B) the Eurodollar Rate plus the Applicable Margin as set forth in Section 3.1(c). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Term Loan at the time the Notice of Borrowing is delivered on the Closing Date or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2. Each Term Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan" and each Term Loan or portion thereof bearing interest based on the Eurodollar Rate shall be an "Eurodollar Rate Loan". Any Term Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

         (b) Interest Periods. In connection with each Eurodollar Rate Loan, the Borrower, by giving notice at the times described in Section 3.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Term Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to each Eurodollar Rate Loan; provided that:

                  (i) the Interest Period shall commence on the date of advance of or conversion to any Eurodollar Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

                  (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a Eurodollar Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (iii) any Interest Period with respect to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

                  (iv) no Interest Period shall extend beyond the Maturity Date, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the monthly principal installment payments pursuant to Section 2.3 without payment of any amounts pursuant to
         Section 3.9; and

                  (v) there shall be no more than two (2) Interest Periods in effect at any time.

         (c) Applicable Margin. The Applicable Margin provided for in Section 3.1(a) with respect to any Term Loan (the "Applicable Margin") shall be based upon the table set forth below and shall be determined and adjusted quarterly on the date (each a "Calculation Date") ten (10) Business Days after the date by which the Borrower is required to provide an Officer's Compliance Certificate for the most recently ended fiscal quarter of the Borrower; provided, however, that (i) the initial Applicable Margin shall be determined by reference to the Guarantor Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the Closing Date (provided that the Pricing Level applicable to such initial Applicable Margin shall not be less than Pricing Level III as shown below) and shall remain at the applicable Pricing Level until the first Calculation Date occurring after September 30, 2001 and thereafter the Applicable Margin shall be determined by reference to the Guarantor Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date and (ii) if the Borrower fails to provide the Officer's Compliance Certificate as required by Section 6.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing

Level IV until such time as an appropriate Officer's Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Guarantor Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Term Loans then existing or subsequently made or issued.

                                                                           -------------------------------
                                                                                 Applicable Margin
----------------------------------------------------------------------------------------------------------
                                                                           Eurodollar Rate   Base Rate
Pricing Level                    Guarantor Leverage Ratio
==========================================================================================================

      I                     Less than or equal to 2.00 to 1.00                  2.50%          1.25%
----------------------------------------------------------------------------------------------------------

     II        Less than or equal to 2.50 to 1.00 but greater than 2.00 to      2.75%          1.50%
                                           1.00
----------------------------------------------------------------------------------------------------------

     III       Less than or equal to 3.00 to 1.00 but greater than 2.50 to      3.00%          1.75%
                                           1.00
----------------------------------------------------------------------------------------------------------

     IV                         Greater than 3.00 to 1.00                       3.50%          2.25%
----------------------------------------------------------------------------------------------------------

         (d) Default Rate. Subject to Section 10.3, at the discretion of the Administrative Agent or the Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request Eurodollar Rate Loans, (ii) all outstanding Eurodollar Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to Eurodollar Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations. Interest shall continue to accrue on the Term Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2001; and interest on each Eurodollar Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on Eurodollar Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

         (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Term Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Term Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or
(ii) shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

         SECTION 3.2 Notice and Manner of Conversion or Continuation of Term Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Eurodollar Rate Loans and (b) upon the expiration of any Interest Period,
(i) convert all or any part of its outstanding Eurodollar Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such Eurodollar Rate Loans as Eurodollar Rate Loans. Whenever the Borrower desires to convert or continue Term Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit F (a "Notice of Conversion/Continuation") not later than 12:00 p.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Term Loan is to be effective specifying (A) the Term Loans to be converted or continued, and, in the case of any Eurodollar Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business
Day), (C) the principal amount of such Term Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued Eurodollar Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

         SECTION 3.3 Annual Administrative Fees. In order to compensate the Administrative Agent for administering the Term Loans, the Borrower agrees to pay to the Administrative Agent, for its account, the annual administrative fees set forth in the separate fee letter agreement executed by the Borrower, Bank of America and Banc of America Securities dated June 1, 2001.

         SECTION 3.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Term Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any condition, set-off, counterclaim, recoupment or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of
Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 3.8, 3.9, 3.10, 3.11 or 12.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 3.1(b)(ii) if any payment under this Agreement or any Term Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

         SECTION 3.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, all payments received by the Lenders upon the Term Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Administrative Agent's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Term Notes, then to any termination payments due in respect of a Hedging Agreement with any Lender or the Administrative Agent (which such Hedging Agreement is permitted or required hereunder) (pro rata in accordance with all such amounts due), and then to the principal amount of the Term Notes, in that order.

         SECTION 3.6 Adjustments. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Term Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Term Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         SECTION 3.7 Nature of Obligations of the Lenders Regarding Term Loans; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Term Loans are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with

Section 2.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 3.7 shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to such borrowing, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Term Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Term Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Term Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a "Lender" (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

         SECTION 3.8 Changed Circumstances.

         (a) Circumstances Affecting Eurodollar Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via any applicable page or screen or otherwise offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Rate Loans and the right of the Borrower to convert any Term Loan to or continue any Term Loan as a Eurodollar Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Eurodollar Rate Loan or convert the then outstanding principal amount of each such Eurodollar Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

         (b) Laws Affecting Eurodollar Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of its Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Eurodollar Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurodollar Rate Loans and the right of the Borrower to convert any Term Loan or continue any Term Loan as a Eurodollar Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a Eurodollar Rate Loan to the end of the then current Interest Period applicable thereto as a Eurodollar Rate Loan, the applicable Eurodollar Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

         (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

                  (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Term Note or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Term Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Term Note; and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any Eurodollar Rate Loan or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Term Notes in respect of a Eurodollar Rate Loan, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 3.8(c);

provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Eurodollar Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

         SECTION 3.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Term Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Rate Loan, (b) due to any failure of the Borrower to borrow on the Closing Date or on a date specified therefor in a Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any Eurodollar Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Eurodollar Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

         SECTION 3.10 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which such Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

         SECTION 3.11 Taxes.

         (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Term Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Term Note to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 3.11(d).

         (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Term Loans, or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as "Other Taxes").

         (c) Indemnity. The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

         (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

         (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof (a "Foreign Lender") shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax.

         (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

         SECTION 3.12 Security. The Obligations of the Borrower shall be secured as provided in the Security Documents.

         SECTION 3.13 Replacement of Lenders.

         (a) If any Lender requests compensation pursuant to Section 3.8 or
Section 3.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 3.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.8, Section 3.10 or Section 3.11, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

         (b) If any Lender requests compensation pursuant to Section 3.8 or
Section 3.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 3.11, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.10), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees, breakage costs and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation pursuant to Section 3.8 or Section 3.10, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

         (c) To the extent that any Lender (a "Replaced Lender") is required to assign all of its interests, rights and obligations under this Agreement to an Eligible Assignee (a "Replacement Lender") pursuant to this Section 3.13, upon the execution of all applicable assignment documents and the satisfaction of all other conditions set forth herein, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to the indemnification provisions under this Agreement, which provisions shall survive as to such Replaced Lender.


                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         SECTION 4.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202, at 10:00 a.m. on July [26], 2001, or on such other date and time as the parties hereto shall mutually agree.

         SECTION 4.2 Conditions to Closing and Term Loan. The obligation of the Lenders to close this Agreement and to make the Term Loan is subject to the satisfaction of each of the following conditions:

                  (a) Executed Loan Documents. This Agreement, the Term Notes, the Guaranty Agreement, the Pledge Agreement, the Security Agreement, the Mortgage, the Management Fee and Guaranty Fee Subordination Agreement, each Intercompany Loan Subordination Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no default or event of default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

                  (b) Closing Certificates; etc.

                           (i) Officer's Certificate of the Borrower. The
                  Administrative Agent shall have received a certificate from a Responsible Officer of the Management Company, in its capacity as the duly authorized and acting Manager of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

                           (ii) Officer's Certificate of the Guarantors. The
                  Administrative Agent shall have received a certificate from a Responsible Officer of the Parent, on behalf of itself and the other Guarantors, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Guarantors contained in the Guaranty Agreement and the other Loan Documents are true, correct and complete; that the Guarantors are not in violation of any of the covenants contained in the Guaranty Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by the Guaranty Agreement, no Default or Event of Default has occurred and is continuing; and that the Guarantors have satisfied each of the closing conditions.

                           (iii) Certificate of Secretary of the Borrower. The
                  Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Management Company, in its capacity as the duly authorized Manager of the Borrower, certifying as to the incumbency and genuineness of the signature of each officer of the Management Company executing Loan Documents to which the Borrower is a party and certifying that attached thereto is a true, correct and complete copy of
                  (A) the articles of organization of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the operating agreement on behalf of the Borrower as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, (D) each certificate required to be delivered pursuant to Section 4.2(b)(v)(A) and (E) the Management Agreement (if applicable).

                           (iv) Certificate of Secretary of the Guarantors. The
                  Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Guarantor certifying as to the incumbency and genuineness of the signature of each officer of each Guarantor executing Loan Documents to which it is a party, certifying that attached thereto is a true, complete and correct copy of (A) the articles of organization, the articles of incorporation or such other charter documents of such Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization or incorporation, (B) the operating agreement, the bylaws or such other applicable documents governing management of such Guarantor as in effect on the date of such certification, (C) resolutions duly adopted by the Board of Directors of such Guarantor authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (D) each certificate required to be delivered pursuant to Section 4.2(b)(v)(B).

                           (v) Certificates of Good Standing.

                                    (A) The Administrative Agent shall have
                  received certificates as of a recent date of the good standing of the Borrower and of the Management Company under the laws of their respective jurisdictions of organization and certificates as of a recent date of the good standing of the Borrower and the Management Company under the laws of the State in which the Hospital is located and certificates of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

                                    (B) The Administrative Agent shall have
                  received certificates as of a recent date of the good standing of each Guarantor (other than the Management Company) under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where the each Guarantor is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that each Guarantor has filed required tax returns and owes no delinquent taxes.

                           (vi) Opinions of Counsel. The Administrative Agent
                  shall have received favorable opinions of counsel to the Borrower and the Guarantors addressed to the Administrative Agent and the Lenders with respect to the Borrower and the Guarantors, the Loan Documents and such other matters as the Lenders shall request.

                           (vii) Tax Forms. The Administrative Agent shall have
                  received copies of the United States Internal Revenue Service forms required by Section 3.11(e) hereof.

                  (c) Collateral.

                           (i) Filings and Recordings. All filings and
                  recordations necessary to perfect the liens and security interests of the Lenders in the collateral described in the Security Documents shall have been executed and delivered to the Administrative Agent.

                           (ii) Pledged Collateral. The Administrative Agent
                  shall have received original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Pledge Agreement, if any, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

                           (iii) Lien Search. The Administrative Agent shall
                  have received (A) the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against the Borrower under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Liens permitted hereunder and (B) if required by the Administrative Agent, the results of a search of the appropriate judgment and tax lien records, showing no outstanding judgment or tax lien against the Borrower or any Guarantor.

                           (iv) Hazard and Liability Insurance. The
                  Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each insurance policy, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer of the Management Company) of each insurance policy in the form required hereunder and under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

                           (v) Title Insurance. The Administrative Agent shall
                  have received a marked-up commitment for a policy of title insurance, insuring the Lenders' first priority Lien and showing no Liens prior to the Lenders' Lien other than for ad valorem taxes not yet due and payable and encumbrances on, and exceptions to, title acceptable to the Administrative Agent, with title insurance companies and coverages acceptable to the Administrative Agent on the property subject to the Mortgage with the final title insurance policy being delivered within thirty (30) days after the Closing Date. Furthermore, the Borrower agrees to provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the Administrative Agent.

                           (vi) Title Exceptions. The Administrative Agent shall
                  have received copies of all recorded documents creating exceptions to the title policy referred to in Section 4.2(c)(v).

                           (vii) Matters Relating to Flood Hazard Properties.
                  The Administrative Agent shall have received a certification from a nationally recognized reporting agency, certifying that none of the Land is located in a flood hazard area.

                           (viii) As-Built Survey. The Administrative Agent
                  shall have received an as-built survey of the Land and the Improvements as of a date not more than sixty (60) days prior to the Closing Date certified by a registered engineer or land surveyor. Such survey shall show the area of the Land, all boundaries of the Land with courses and distances indicated, including chord bearings and arc and chord distances for all curves, and shall show dimensions and locations of all easements, private drives, roadways, and other facts materially affecting the Land, and shall show such other details as the Administrative Agent may reasonably request, including, without limitation, any encroachment (and the extent thereof in feet and inches) onto the Land or by any of the Improvements upon adjoining land or upon any easement burdening the Land; the Improvements and the relation of the Improvements by distances to the boundaries of the Land, to any easements burdening the Land, and to the established building lines and the street lines; and (A) a statement of the number of each type of parking space required by applicable laws, ordinances, orders, rules, regulations, restrictive covenants and easements affecting the Improvements, and the number of each such type of parking space provided, and (B) the location of all utilities serving the Improvements.

                           (ix) Environmental Assessment. The Administrative
                  Agent shall have received a Phase I environmental assessment and such other environmental reports reasonably requested by the Administrative Agent regarding the Land by an environmental engineering firm acceptable to the Administrative Agent showing no environmental conditions or liabilities in violation of Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

                           (x) Zoning Compliance. The Administrative Agent shall
                  have received and approved satisfactory evidence that the Property, including the Improvements, as constructed, complies with all applicable zoning and land use regulations, including, without limitation, those regulations related to the use, area, width and depth of the Land as a building site for the Improvements, the floor space area and height of the Improvements, the setback of the Improvements from property lines, and parking without the necessity of variance and without the Property being a non-conforming use.

                           (xi) Access, Utilities, and Laws. The Administrative
                  Agent shall have received and approved (a) satisfactory evidence that the Land abuts and has fully adequate direct access to a public street (indication of such access on the as-built survey noted in clause (viii) above being deemed satisfactory evidence); (b) evidence that all utilities necessary for the Improvements are serving the Improvements in sufficient capacity (indication of such service on the as-built survey noted in clause (viii) above being deemed satisfactory evidence); (c) satisfactory evidence that all applicable zoning ordinances, restrictive covenants and governmental requirements affecting the Land permit the use for which the Property is intended and have been complied with without the necessity of variance and without the Property being a nonconforming use; (d) a true and correct copy of a valid and permanent certificate of occupancy (i.e., not temporary subject to the fulfillment of conditions) for the Improvements, together with all other relevant certifications from Governmental Authorities regarding the approval to operate the Improvements; and (e) evidence satisfactory to the Administrative Agent of compliance by the Borrower and the Property, and the proposed construction, use and occupancy of the Improvements, with such other applicable laws and governmental requirements as the Administrative Agent may request, including all laws and governmental requirements regarding access and facilities for handicapped or disabled persons including, without limitation and to the extent applicable, The Federal Architectural Barriers Act (42 U.S.C. ss. 4151 et seq.), The Fair Housing Amendments Act of 1988 (42 U.S.C. ss. 3601 et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. ss. 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. ss. 794) and any applicable state requirements.

                           (xii) Tax and Standby Fee Certificates. The
                  Administrative Agent shall have received and approved satisfactory evidence (a) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over the Property or any portion thereof;
                  (b) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked "paid" by the appropriate authority; and (c) that the Land is a separate tax lot or lots with separate assessment or assessments of the Land and Improvements, independent of any other land or improvements.

                           (xiii) Appraisal. The Administrative Agent shall have
                  received and accepted a market value appraisal of the Property (including, without limitation, evidence that the Aggregate Commitment does not exceed seventy-five percent (75%) of such market value appraisal).

                           (xiv) Other Information. The Administrative Agent
                  shall have received such other certificates, documents and information as are reasonably requested by the Lenders, including, without limitation, local opinions of counsel, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance satisfactory to the Administrative Agent.

                  (d) Consents; Defaults.

                           (i) Governmental and Third Party Approvals. The
                  Borrower shall have obtained all necessary approvals, authorizations and consents of any Person which are material to the conduct of its business and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents and the conduct of its business.

                           (ii) No Injunction, Etc. No action, proceeding,
                  investigation, regulation or legislation shall have been instituted or threatened in writing before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                           (iii) No Event of Default. No Default or Event of
                  Default shall have occurred and be continuing.

                  (e) Financial Matters.

                           (i) Financial Statements.

                                    (A) The Administrative Agent shall have
                  received the most recent audited financial statements of the Borrower, all in form and substance reasonably satisfactory to the Administrative Agent and prepared in accordance with GAAP.

                                    (B) The Administrative Agent shall have
                  received the most recent audited Consolidated financial statements of the Parent and its Subsidiaries, all in form and substance reasonably satisfactory to the Administrative Agent and prepared in accordance with GAAP.

                           (ii) Financial Condition Certificate.

                                    (A) The Borrower shall have delivered to the
                  Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Borrower, that (1) the Borrower is Solvent, (2) the Borrower's payables are current and not past due except those contested in good faith, (3) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article VIII hereof, (4) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and (5) attached thereto is a calculation of the Applicable Margin pursuant to Section 3.1(c).

                                    (B) The Parent shall have delivered to the
                  Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Parent, that (1) the Parent and each of its Subsidiaries are each Solvent, (2) the payables of the Parent and each of its Subsidiaries are current and not past due except those contested in good faith, (3) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Section 12 of the Guaranty Agreement and (4) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Parent and its Subsidiaries.

                           (iii) Payment at Closing; Fee Letters. The Borrower
                  shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 3.1 of the Commitment Agreement and Section 3.3 hereof and any other accrued and unpaid fees or commissions due thereunder or hereunder (including, without limitation, Attorney Costs of Kennedy Covington Lobdell & Hickman, L.L.P.) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

                  (f) Refinancing of the Existing Loans. On the Closing Date,
         (i) all loans under the Existing Loan Agreement (the "Existing Loans") shall be repaid in full, (ii) there shall have been paid in cash in full all accrued but unpaid interest due on the Existing Loans to the Closing Date, (iii) there shall have been paid in cash in full all accrued but unpaid fees under the Existing Loan Agreement due to the Closing Date and all other amounts, costs and expenses under the Existing Loan Agreement due to the Closing Date, (iv) all outstanding promissory notes issued by the Borrower to the Existing Lender under the Existing Loan Agreement shall be deemed canceled and the originally executed copies thereof shall be promptly returned to the Administrative Agent who shall forward such notes to the Borrower and
         (v) to the extent requested thereby, the Administrative Agent shall have received a pay-off letter and collateral releases, in each case in form and substance satisfactory to thereto, evidencing such repayment, termination, reconveyance and release.

                  (g) Miscellaneous.

                           (i) Notice of Borrowing and Notice of Account
                  Designation. The Administrative Agent shall have received the Notice of Borrowing from the Borrower in accordance with
                  Section 2.2 and the Notice of Account Designation from the Borrower in accordance with Section 2.2.

                           (ii) Other Documents. All opinions, certificates and
                  other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.


                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         SECTION 5.1 Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Term Loans, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder that:

                  (a) Organization; Power; Qualification. The Borrower is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified and authorized could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Borrower is organized and qualified to do business as of the Closing Date are only
         (i) its state of formation and (ii) the state in which the Hospital is located.

                  (b) Ownership. The Borrower has no Subsidiaries. As of the Closing Date, the capitalization of the Borrower consists of the membership interests, authorized, issued and outstanding, described on
         Schedule 5.1(b). All outstanding membership interests have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. As of the Closing Date, there are no outstanding purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of membership interests of the Borrower, except as set forth in the operating agreement of the Borrower.

                  (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and the Management Company has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Management Company on behalf of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

                  (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower, (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any indenture, agreement or other instrument to which the Borrower is a party or by which any of its properties may be bound or any Governmental Approval relating to the Borrower, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

                  (e) Compliance with Law; Governmental Approvals. The Borrower
         (i) has all Governmental Approvals required by any Applicable Law (including, without limitation, Medicare Regulations and Medicaid Regulations (as applicable)) for it to conduct its business, each of which is in full force and effect, is final and not subject to review or appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including, without limitation, Medicare Regulations and Medicaid Regulations (as applicable)) relating to it or any of its respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

                  (f) Tax Returns and Payments. The Borrower has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except for taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and against which adequate reserves are being maintained in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Borrower for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower. No Governmental Authority has asserted any Lien or other claim against the Borrower with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such periods.

                  (g) Intellectual Property Matters. The Borrower owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and the Borrower is not liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except for such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (h) Environmental Matters.

                           (i) The properties owned, leased or operated by the
                  Borrower now or in the past do not contain, and to its knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a material violation of applicable Environmental Laws or (B) could give rise to material liability under applicable Environmental Laws;

                           (ii) The Borrower and such properties and all
                  operations conducted in connection therewith are in compliance, in all material respects, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could reasonably interfere with the continued operation of such properties or impair the fair saleable value thereof;

                           (iii) The Borrower has not received any notice of
                  violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws from (A) any Governmental Authority or (B) to the extent any such violation, alleged violation, non-compliance, liability or potential liability could reasonably be expected to have a Material Adverse Effect, any other Person, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

                           (iv) Hazardous Materials have not been transported or
                  disposed of to or from the properties owned, leased or operated by of the Borrower in violation of, or in a manner or to a location which could give rise to a material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to a material liability under, any applicable Environmental Laws;

                           (v) No judicial proceedings or governmental or
                  administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or such properties or such operations; and

                           (vi) There has been no release, or to the best of the
                  Borrower's knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower, now or in the past, in violation of or in amounts or in a manner that could give rise to a material liability under Environmental Laws.

                  (i) ERISA.

                           (i) The Borrower and each ERISA Affiliate is in
                  material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

                           (ii) As of the Closing Date, no Pension Plan has been
                  terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

                           (iii) Except where the failure of any of the
                  following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

                           (iv) No Termination Event with respect to the
                  Borrower or any ERISA Affiliate has occurred or is reasonably expected to occur; and

                           (v) Except where the failure of any of the following
                  representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

                  (j) Margin Stock. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Term Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

                  (k) Government Regulation. The Borrower is not an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and the Borrower is not, or after giving effect to any Term Loan will not be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

                  (l) Material Contracts. As of the Closing Date, each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower has delivered to the Administrative Agent a true and complete copy of each Material Contract listed on Schedule 5.1(l). Neither the Borrower nor, to the knowledge of the Borrower, any other party thereto, is in breach of or in default under any Material Contract, except where such breach or default could not reasonably be expected to have a Material Adverse Effect.

                  (m) Employee Relations. The Borrower has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

                  (n) Burdensome Provisions. The Borrower is not a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

                  (o) Financial Statements. The (i) audited balance sheet of the Borrower as of September 30, 2000 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited balance sheet of the Borrower as of March 31, 2001 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present in all material respects the assets, liabilities and financial position of the Borrower as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP as applied in a manner consistent with the past practices of the Borrower.

                  (p) No Material Adverse Change. Since September 30, 2000, there has been no Material Adverse Effect with respect to the Borrower and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

                  (q) Solvency. As of the Closing Date and both before and after giving effect to each Term Loan made hereunder, the Borrower and each Guarantor will be Solvent.

                  (r) Title to Properties. The Borrower and each Guarantor has such title to the real property owned or leased by it, including, but not limited to, the Land and the Improvements, which are material to the conduct of its business and valid and legal title to all of its personal property and assets which are material to the conduct of its business, including, but not limited to, the Tangible Personalty and those assets reflected on the balance sheets of the Borrower delivered pursuant to Section 6.1(o), except those which have been disposed of by the Borrower or such Guarantor subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

                  (s) Liens. None of the properties and assets of the Borrower is subject to any Lien, except Liens permitted pursuant to Section 9.2. No financing statement under the Uniform Commercial Code of any state which names the Borrower as debtor and which has not been terminated, has been filed in any state or other jurisdiction and the Borrower has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 9.2.

                  (t) Debt and Guaranty Obligations.

                           (i) Schedule 5.1(t) is a complete and correct listing
                  of all Debt and Guaranty Obligations of the Borrower as of the Closing Date.

                           (ii) As of the Closing Date, the Borrower has
                  performed and is in compliance with all of the terms of all Debt and Guaranty Obligations set forth on Schedule 5.1(t) which are in excess of $1,000,000 and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower exists with respect to any such Debt or Guaranty Obligation.

                  (u) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 5.1(u), there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against or in any other way relating adversely to or affecting the Borrower or any of its properties (including, without limitation, the Medicaid Certification of the Borrower, the Medicare Certification of the Borrower or the participation of the Borrower in any federal health care program) in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

                  (v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower under any Material Contract or judgment, decree or order to which the Borrower is a party or by which the Borrower or any of its properties may be bound or which would require the Borrower to make any payment thereunder prior to the scheduled maturity date therefor which could reasonably be expected to have a Material Adverse Effect.

                  (w) Mortgage.

                           (i) As of the Closing Date, the Mortgage, and the
                  rights of the Administrative Agent and the Lenders thereunder, will have priority over all other Liens on the Land or Improvements, including, without limitation, any mechanic's or materialman's lien or similar lien.

                           (ii) After the Closing Date, the Mortgage, and the
                  rights of the Administrative Agent and the Lenders thereunder, will have priority over all other Liens on the Land or Improvements, including, without limitation, any mechanic's or materialman's lien or similar lien (other than Liens permitted pursuant to Section 9.2(i)).

                  (x) Separate Tax Lot. The Land is not part of a larger tract of land owned by the Borrower or its affiliates or any Guarantor and is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Mortgage, and the Borrower has obtained a separate tax lot or lots with a separate tax assessment or assessments for the Land and the Improvements, independent of any other lands or improvements.

                  (y) Compliance with Laws. The Land and Improvements comply with all Applicable Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property, the violation of which could reasonably be expected to have a Material Adverse Effect.

                  (z) Healthcare Matters.

                           (i) The Borrower:

                                    (A) has not been convicted of an offense or
                  committed an act or omission which could reasonably form a basis under 42 U.S.C. ss. 1320a-7 and any statutes succeeding thereto and any regulations promulgated thereunder for the Secretary of HHS to exclude the Borrower from participation in a "Federal health care program" (as that term is defined by 42 U.S.C. ss.1320a-7b(f), or any successor statute thereto);

                                    (B) is not in default in the performance,
                  observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicaid Provider Agreement, any Medicare Provider Agreement or any other agreement or instrument to which the Borrower is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of the Medicaid Certification of the Borrower or the Medicare Certification of the Borrower.

                           (ii) Reimbursement from Third Party Payors.

                                    (A) Accounts Receivable. The accounts
                  receivable of the Borrower have been and will continue to be adjusted to reflect reimbursement policies of third party payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors. In particular, accounts receivable relating to such third party payors do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.

                                    (B) Filings and Reports. The Borrower has
                  timely filed all material reports, administrative forms and filings required to be filed in connection with the Medicare Regulations and the Medicaid Regulations (as applicable) due on or before the date hereof, and all required reports and administrative forms and filings are true and complete in all material respects, in each case except to the extent that any such failure could not reasonably be expected to have a Material Adverse Effect; there are no claims, actions, proceedings or appeals pending (and the Borrower has not filed anything that would result in any claims, actions or appeals) before any Governmental Authority with respect to any cost reports required to be filed by the Medicare Regulations or the Medicaid Regulations (as applicable) or claims filed by the Borrower on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims; no validation review, survey, inspection, audit, investigation or program integrity review related to the Borrower has been conducted with respect to the Borrower by any Governmental Authority or government contractor in connection with the Medicare program or the Medicaid program (as applicable), and no such reviews are scheduled, pending or, to the knowledge of Borrower, threatened against or affecting the Borrower; and the Borrower has timely filed all material reports, data and other information required by any other Governmental Authority with authority to regulate the Borrower or its business in any manner.

                           (iii) Licensing and Accreditation. The Borrower has,
                  to the extent applicable: (A) obtained (or been duly assigned) and maintains in good standing all required (if any) certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (B) obtained and maintains in good standing all required licenses, permits, certificates, approvals and other authorizations (or waivers thereof) required by any Governmental Authority which are necessary to the conduct of its business; (C) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (D) obtained and maintains Medicaid Certification and Medicare Certification; and (E) entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement.

                           (iv) Fraud and Abuse. Neither the Borrower nor, to
                  the knowledge of the Borrower's officers, any of its officers or directors, have engaged in any activities which are prohibited under the Medicare Regulations and Medicaid Regulations, 42 U.S.C. ss. 1320a-7b, 42 U.S.C. ss. 1395nn, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by binding rules of professional conduct, or which are prohibited under any statute which constitutes a "Federal health care offense" (as that term is defined by 18 U.S.C. ss. 24, or any successor statute thereto), or the regulations promulgated pursuant to such statutes, including but not limited to the following: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment;
                  (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal health care program or other applicable third party payors, or (2) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by a Federal health care program or other applicable third party payors; (E) knowingly or willfully offering or paying any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind to any Person to induce such Person (1) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal health care program, or (2) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under a Federal health care program.

                  (aa) Senior Debt Status. The Obligations of the Borrower and each Guarantor under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Debt.

                  (bb) Accuracy and Completeness of Information. All written information, reports, statements and other papers and data produced by or on behalf of the Borrower and furnished to the Administrative Agent or any Lender in connection with this Agreement, or any of the other Loan Documents, were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the Administrative Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof (other than projections, budgets or other estimates which shall be determined in good faith utilizing reasonable assumptions). No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading to the extent material to the creditworthiness of the Borrower. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, which could reasonably be expected to have a Material Adverse Effect.

         SECTION 5.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.


                                   ARTICLE VI

                        FINANCIAL INFORMATION AND REPORTS

         Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office at the address set forth in Section 12.1 and to the Lenders at their respective addresses as set forth Schedule 1.1(a), or such other office as may be designated by the Administrative Agent and the Lenders from time to time:

         SECTION 6.1 Financial Statements.

         (a) Quarterly Financial Statements. As soon as practicable and in any event within fifty-five (55) days after the end of each fiscal quarter, an unaudited balance sheet of the Borrower as of the close of such fiscal quarter and unaudited statements of income and expenses and cash flow for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail and prepared by the Borrower in accordance with GAAP (without footnotes) and certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower as of their respective dates and the results of operations of the Borrower for the respective periods then ended, subject to normal year end adjustments.

          (b) Annual Financial Statements. As soon as practicable and in any event within one hundred (100) days after the end of each Fiscal Year, commencing with the Fiscal Year ending September 30, 2001, an audited balance sheet of the Borrower as of the close of such Fiscal Year and audited statements of income and expenses, retained earnings and cash flow for the Fiscal Year then ended, including the notes thereto, all in reasonable detail and prepared in accordance with GAAP and accompanied by a report thereon prepared by Deloitte & Touche, LLP, or another independent certified public accounting firm of nationally recognized standing which is reasonably acceptable to the Administrative Agent, that such financial statements are not qualified with respect to scope limitations imposed by the Borrower or with respect to accounting principles followed by the Borrower not in accordance with GAAP.

         (c) Annual Forecasts. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, an annual forecast prepared by management of the Borrower, in reasonable detail and in the form customarily prepared by management of the Borrower for its internal use and setting forth an explanation for the principal assumptions on which such forecasts were based, of balance sheets, income statements and cash flow statements on a quarterly basis for each Fiscal Year thereafter until the Maturity Date.

         (d) Other Information. Such other information regarding the operations, business affairs and financial condition of the Borrower as the Administrative Agent may reasonably request.

         SECTION 6.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 6.1(a)(ii) or 6.1(b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of Borrower in the form of
Exhibit I attached hereto (an "Officer's Compliance Certificate"):

                  (a) stating that such officer has reviewed such financial statements and, to the best of his knowledge, such financial statements fairly present in all material respects the financial condition of the Borrower as of the dates indicated and the results of its operations and cash flows for the periods indicated;

                  (b) stating that to such officer's knowledge, based on a reasonable examination, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default;

                  (c) stating that the Borrower is in compliance with the covenants and restrictions set forth in Articles VII, VIII and IX of this Agreement and, with respect to the covenants set forth in Article VIII, the calculations applicable thereto; and

                  (d) setting forth any other information reasonably required by the Administrative Agent to ensure compliance with this Agreement.

         SECTION 6.3 Accountant's Certificate. At each time financial statements are delivered pursuant to Section 6.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

         (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

         (b) including the calculations prepared by such accountants required to establish whether or not the Borrower are in compliance with the financial covenants set forth in Article VIII hereof as at the end of each respective period.

         SECTION 6.4 Other Reports.

         (a) Accountants Reports. Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.

         (b) Clinical Procedures Reports. At such times as the Administrative Agent shall reasonably request, and at least quarterly, a certificate of an executive officer of the Borrower setting forth the types of clinical procedures performed during such period, the number of the clinical procedures performed during such period, the patient days related to the clinical procedures performed during such period and any other operating statistics reasonably requested by the Administrative Agent, in a form prepared by the Borrower in the ordinary course of its business.

         (c) Permitted Payment Certificate. Not less than ten (10) days prior to the proposed date of any Permitted Distribution pursuant to Section 9.6, a certificate of the chief financial officer or the treasurer of the Management Company on behalf of the Borrower:

                  (i) stating that such officer has reviewed the most recent financial statements of the Borrower and, to the best of his knowledge, such financial statements fairly present in all material respects the financial condition of the Borrower as of the dates indicated and the results of its operations and cash flows for the periods indicated;

                  (ii) setting forth the calculations required to establish that the Borrower shall be in compliance with the requirements set forth in
         Section 9.6(c) both before and after giving effect to such Permitted Distribution; and

                  (iii) setting forth any other information reasonably required by the Administrative Agent to ensure compliance with this Agreement.

         (d) Other Reports. Such other information regarding the operations, business affairs and financial condition of the Borrower as the Administrative Agent or any Lender may reasonably request.

         SECTION 6.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

         (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any of its properties, assets or businesses which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

         (b) any violation by the Borrower of any Applicable Law or any notice of any violation received by the Borrower from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect;

         (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any contractor or any material development in any labor controversy which if adversely determined could reasonably be expected to have a Material Adverse Effect;

         (d) any actual or threatened condemnation of any portion of the Property, any negotiations with respect to any such taking, or any loss of or substantial damage to the Property (excluding any such condemnation which only affects a de minimus portion of the Property);

         (e) any notice received by the Borrower with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained by the Borrower except as in the ordinary course of the business of the Borrower solely in connection with the replacement of any such insurance coverage;

         (f) any attachment, judgment, lien, levy or order exceeding $500,000 that may be assessed against the Borrower (to the extent such attachment, judgment, lien, levy or order is not fully covered by insurance and with respect to which the applicable insurance carrier has not acknowledged that such attachment, judgment, lien, levy or order is fully covered by insurance);

         (g) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower is a party or by which the Borrower or any of its properties may be bound which could reasonably be expected to have a Material Adverse Effect;

         (h) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

         (i) any expiration, termination or cancellation of the Borrower's license to operate, Medicare Certification or Medicaid Certification or the receipt by the Borrower of any notice with respect thereto; and

         (j) any event which makes any of the representations set forth in
Section 5.1 inaccurate in any respect.

         SECTION 6.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender pursuant to this Article VI, or any other provision of this Agreement or any of the other Loan Documents, shall be, at the time the same is so furnished, in compliance with the representations and warranties set forth in Section 5.1(bb).


                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

         Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 12.11, the Borrower will:

         SECTION 7.1 Preservation of Existence and Related Matters. Preserve and maintain its separate existence as a limited liability company and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign company and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law, including in any event, the state of its formation and the state in which the Hospital is located.

         SECTION 7.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to the conduct of its business, including copyrights, patents, trade names, service marks and trademarks material to the conduct of its business; maintain in good working order and condition, reasonable wear and tear and casualty excepted, all buildings, items of equipment and other items of tangible real and personal property material to the conduct of its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly conducted at all times (such protection, preservation and maintenance to be in a manner consistent with standards of operation and administration generally acceptable for fully accredited hospitals and health care facilities comparable to the Hospital).

         SECTION 7.3 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         SECTION 7.4 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower may contest any item described in clauses
(a) or (b) of
this Section 7.4 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         SECTION 7.5 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to observe or comply could not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.6 Environmental Laws. In addition to and without limiting the generality of Section 7.5, (a) comply in all material respects with, and use its best efforts to ensure such compliance in all material respects by all tenants and subtenants (if any) with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use its best efforts to ensure that all tenants and subtenants, if any, obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply in all material respects with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         SECTION 7.7 Compliance with ERISA. In addition to and without limiting the generality of Section 7.5, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan,
(iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under
Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

         SECTION 7.8 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract, except (i) where the failure to so comply could not reasonably be expected to have a Material Adverse Effect or (ii) where any such term, condition or provision is contested in good faith through applicable proceedings and where adequate reserves are maintained in accordance with GAAP.

         SECTION 7.9 Visits and Inspections. Upon reasonable notice to the Borrower (unless there exists any Default or Event of Default), permit representatives of the Administrative Agent or any Lender, from time to time, to visit and inspect its properties and any materials thereon (including, without limitation, the Land and the Improvements); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         SECTION 7.10 Interest Rate Contracts. Not later than ninety (90) days after the Closing Date, execute Interest Rate Contracts with respect to interest rate exposure under this Agreement with durations of at least three (3) years and an aggregate notional principal amount thereunder equal to at least fifty percent (50%) of the Aggregate Commitment at interest rates satisfactory to the Administrative Agent and with a Lender or other counterparty reasonably satisfactory to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

         SECTION 7.11 Maintenance of Licenses, Etc. In addition to and without limiting the generality of Section 7.5, (a) observe and remain in compliance in all material respects with all Applicable Laws, including, without limitation, Medicare Regulations and Medicaid Regulations (as applicable), in connection with the ownership or operation of the Hospital, (b) obtain and preserve, to the fullest extent permitted by Applicable Law, all certifications and authorizations necessary to ensure that the Hospital and the Borrower are eligible for reimbursement under the Medicare Regulations and the Medicaid Regulations (as applicable), and (c) obtain and preserve all material licenses, permits, authorizations and qualifications required under Applicable Laws in connection with the ownership or operation of the Hospital.

         SECTION 7.12 Insurance.

         (a) Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, Sections 1.4 through 1.8 of the Mortgage), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         (b) For the purpose of Section 1.6 of the Mortgage, decisions to be made by the Administrative Agent regarding the application of net cash proceeds under any insurance policy shall be made by the Administrative Agent at the direction of the Required Lenders.

         SECTION 7.13 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Term Notes and the other Loan Documents.


                                  ARTICLE VIII

                               FINANCIAL COVENANTS

         Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11, the Borrower will not:

         SECTION 8.1 Debt Service Coverage Ratio. As of the end of any fiscal quarter during the periods set forth below, permit the ratio of (a) Adjusted EBITDA for the fiscal quarter then ended to (b) Adjusted Debt Service for such fiscal quarter to be less than the corresponding ratio set forth below:

                      Period                                    Ratio
                      ------                                    -----
         Closing Date through and including
           December 30, 2002                                  1.25 to 1.00

         December 31, 2002 and thereafter                     1.35 to 1.00


                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11, the Borrower will not:

         SECTION 9.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

                  (a) the Obligations;

                  (b) Debt incurred as of the Closing Date in connection with the Equipment Loan Financing (or any refinancing, but not any increase in the principal amount, thereof);

                  (c) Debt incurred after the Closing Date consisting of Capital Leases or other purchase money Debt incurred to provide all or a portion of the purchase price (or to finance such purchase price within ninety (90) days of acquisition) or the cost of construction of an asset; provided that (i) such Debt when incurred shall not exceed one hundred percent (100%) of the purchase price or the cost of construction of such asset; (ii) no such Debt shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Debt shall not exceed $10,000,000 on any date of determination;

                  (d) Debt which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations obtained in the ordinary course of business;

                  (e) Debt incurred in connection with a Hedging Agreement (i) with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent or (ii) required pursuant to Section 7.10; provided, that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent; and

                  (f) Subordinated Debt to FinCo evidencing intercompany loans by FinCo to the Borrower for short-term working capital and other general corporate purposes in an aggregate principal amount not to exceed $12,500,000 (the "Subordinated Working Capital Loan"); provided that the Subordinated Working Capital Loan shall be subordinated pursuant to an Intercompany Loan Subordination Agreement in form and substance satisfactory to the Administrative Agent.

         SECTION 9.2 Limitations on Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of the Borrower's assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

                  (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired;

                  (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

                  (c) Liens in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

                  (d) encumbrances on and exceptions to title contained in the Title Policy;

                  (e) Liens securing Debt permitted under Section 9.1(b); provided that such Liens do not at any time encumber any property other than the equipment (and the proceeds thereof) of the Borrower used in the Hospital which is financed by such Debt;

                  (f) purchase money Liens securing purchase money Debt (and refinancings thereof) to the extent permitted under Section 9.1(c); provided that (i) such purchase money Liens shall be created substantially simultaneously with the acquisition of the related asset and (ii) such purchase money Liens do not at any time encumber any property other than the property (and the proceeds thereof) financed by such Debt;

                  (g) Liens arising in connection with Capital Leases to the extent permitted under Section 9.1(c); provided that (i) such Liens shall be created substantially simultaneously with the lease of the related asset and (ii) such Liens do not at any time encumber any property other than the property (and the proceeds thereof) financed by such Debt;

                  (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.1(o);

                  (i) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business (i) which secure obligations which are not overdue for a period of more than sixty (60) days or (ii) which are being contested in good faith by appropriate proceedings;

                  (j) Liens in an aggregate amount not to exceed $250,000 which are being contested by the Borrower in good faith and which are dismissed, discharged, stayed, bonded off or quashed within thirty (30) days of issuance; and

                  (k) Liens on accounts receivable of the Borrower in connection with the Subordinated Working Capital Loan; provided that such Liens are subordinated to the Liens on such accounts receivable in favor of the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) on the terms and conditions which are satisfactory to the Administrative Agent.

         SECTION 9.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership, limited liability company or joint venture (including, without limitation, the creation or capitalization or any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment or option in respect of the foregoing except investments in:

         (a) cash and marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof;

         (b) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc.;

         (c) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank;

         (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

         (e) loans and advances to officers, directors, employees and Affiliates (including advances for travel and miscellaneous expenses) in the ordinary course of business in an aggregate amount not to exceed $25,000 on any date of determination (without regard to write-offs or write-downs thereof);

         (f) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

         (g) investments by the Borrower in Hedging Agreements permitted under
Section 9.1(e); and

         (h) investments by the Borrower in joint ventures; provided that (i) such investments shall not exceed $150,000 individually or $300,000 in the aggregate during the term of this Agreement, (ii) each such joint venture shall be in substantially the same field of business as that conducted by the Borrower on the Closing Date, (iii) the Borrower shall provide written notice of each such joint venture not less than ten (10) Business Days prior to the proposed date of consummation of such joint venture, (iv) the Borrower shall comply with all terms and conditions of the Security Documents in connection with its interest in each such joint venture within thirty (30) days of the date of consummation of each such joint venture and (v) the Borrower shall provide to the Administrative Agent all other agreements, certificates and other documents reasonably requested thereby in connection with each such joint venture.

         SECTION 9.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

         SECTION 9.5 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

         (a) the sale of obsolete assets no longer used or usable in the business of the Borrower; and

         (b) the sale of assets which are replaced in the ordinary course of business, the fair market value of which shall not exceed $500,000 with respect to any transaction and $2,000,000 in the aggregate for all such transactions during the term of this Agreement.

         SECTION 9.6 Limitation on Distributions. Purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its ownership or equity interests, or make any distribution of cash, property or assets among the holders of its ownership or equity interests or make any changes in its capital structure; provided that:

                  (a) so long as no Default or Event of Default shall have occurred and be continuing or will exist immediately after giving effect to the distributions described herein, the Borrower may make distributions to its equityholders, not otherwise permitted hereunder, in an aggregate amount not to exceed $200,000 during the term of this Agreement; provided that the Borrower shall (i) notify the Administrative Agent in writing prior to making any such distribution and (ii) provide to the Administrative Agent all documentation in connection therewith;

                  (b) so long as (i) no Default or Event of Default under Sections 10.1(a) or 10.1(b) shall have occurred and be continuing or will exist immediately after giving effect to the distributions described herein and (ii) no obligations have been accelerated pursuant to Section 10.2(a), the Borrower may make quarterly distributions to its equityholders on their pro rata share of the income of the Borrower in an aggregate amount not to exceed in any year the amount of the income tax liability incurred by such equityholders as a result of the reporting of the Borrower's income, deductions, gains or losses on the federal or state income tax returns of the equityholders, the aggregate amount of which shall be calculated assuming all equityholders will pay taxes at the highest combined federal and state tax rate; provided that the Borrower shall provide to the Administrative Agent all documentation in connection therewith; and

                  (c) the Borrower may declare or make distributions to its equityholders to the extent not otherwise permitted hereunder or redeem the membership interests of its equityholders to the extent provided for in the operating agreement of the Borrower (as in effect on the date of this Agreement or as subsequently amended, modified or changed in accordance with Section 9.10) (such distributions and payments, the "Permitted Distributions"); provided that:

                           (i) the aggregate amount of all Permitted
                  Distributions made during any Fiscal Year of the Borrower shall not exceed Cash Flow Available for Distribution for the preceding Fiscal Year of the Borrower; and

                           (ii) all Permitted Distributions made during any
                  Fiscal Year must be made during the sixty (60) day period (A) commencing on the date of delivery by the Borrower to the Agent and the Lenders of the annual financial statements for the prior Fiscal Year of the Borrower which are required to be delivered pursuant to Section 6.1(b) and (B) ending on the date which is sixty (60) days after the date of such delivery (provided that no Permitted Distributions may be made until the first Fiscal Year following the date which is six (6) full fiscal quarters after the Borrower has received a valid and permanent certificate of occupancy for the Hospital);

                           (iii) no Default or Event of Default shall have
                  occurred and be continuing or will exist immediately after giving effect to any Permitted Distribution;

                           (iv) the sum of (A) the cash balance of the Borrower
                  plus (B) the aggregate amount of unused availability under
                  Section 11(l)(ii) of the Guaranty Agreement shall not be less than $2,000,000 (such amount, the "Required Cash Availability") as of the end of the Business Day on which any Permitted Distribution is made (such date, the "Permitted Distribution Date") (the Required Cash Availability to exist after the payment and disbursement of (A) all operating expenses due and payable as of the Permitted Distribution Date, (B) all principal and interest on any Senior Debt due and payable as of the Permitted Distribution Date, (C) all principal and interest on any Subordinated Debt due and payable as of the Permitted Distribution Date and (D) all other Permitted Distributions due and payable as of such date); and

                           (v) the Borrower shall deliver to the Administrative
                  Agent, as required by Section 6.4(c), a certificate in form and substance satisfactory to the Administrative Agent demonstrating compliance by the Borrower with the requirements set forth in this Section 9.6(c).

         SECTION 9.7 Amendments, Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any principal payment on, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt; provided that if no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the payments described below, the Borrower may:



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         (a) make all scheduled interest payments on Subordinated Debt;

         (b) repay the Subordinated Working Capital Loan; and

         (c) increase the amount of the Subordinated Working Capital Loan (to the extent any such increase is permitted under Section 9.1(f)).

         SECTION 9.8 Transactions With Affiliates. Except as disclosed on
Schedule 9.8 attached hereto, directly or indirectly:

         (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, members, managers or other Affiliates, or to or from any member of the immediate family of any of its officers, members, managers, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates (other than loans and advances to officers, directors, employees and Affiliates permitted pursuant to Section 9.3(e)), or

         (b) enter into, or be a party to, any other transaction not described in subsection (a) above with any of its Affiliates, except in the ordinary course of business pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to the Borrower than the Borrower would obtain in a comparable arm's length transaction with a Person not its Affiliate.

         SECTION 9.9 Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets (other than, with respect to assets financed thereby, the Equipment Loan Financing) or any covenants more restrictive than the provisions hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

         SECTION 9.10 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of organization (or corporate charter or other similar organizational documents) or amend, modify or change its operating agreement (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.


                                    ARTICLE X

                              DEFAULT AND REMEDIES

         SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:



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                  (a) Default in Payment of Principal of Term Loans. The
         Borrower shall default in any payment of principal of any Term Loan or Term Note when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue unremedied for two (2) Business Days.

                  (b) Other Payment Defaults. The Borrower shall default in the payment of any interest on any Term Loan or Term Note or the payment of any other Obligation when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue unremedied for five (5) Business Days.

                  (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any Guarantor under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

                  (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 6.1, 6.2 or 6.5(g)(i) or Articles VIII or IX of this Agreement or any Guarantor shall default in the performance or observance of any covenant or agreement contained in Sections 10(a), 10(b), 10(e)(v)(A), 11(l), 12 and 13 of the Guaranty Agreement.

                  (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 10.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower or such Guarantor by the Administrative Agent.

                  (f) Hedging Agreement. The Borrower shall default in the performance or observance of any terms, covenant, condition or agreement under any Hedging Agreement with the Administrative Agent or any Lender.

                  (g) Specific Cross Defaults.

                           (i) The occurrence of an event of default under the
                  Corporate Revolver.

                           (ii) Any Guarantor shall default in the performance
                  of any of its obligations under any of the Related Guaranty Agreements; provided, however, that a default by any Affiliate of any Guarantor which owns or operates a hospital or diagnostic center under the terms of any instrument or loan to which it is a party and for which such Guarantor provided its guaranty shall not be considered a Default or an Event of Default of such Guarantor pursuant to this Section 10.1(g)(ii) unless (A) written demand for payment of all or a portion of such debt has been made against such Guarantor by the lender or lenders thereunder (or an agent or trustee acting on behalf of the lender or lenders) and



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                  (B) such Guarantor fails to immediately (1) pay such debt and
                  (2) perform all other related obligations in connection therewith.

                  (h) Other Debt Cross-Default. The Borrower or any Guarantor shall (i) default in the payment of any Debt (other than (A) Debt evidenced by the Term Notes and (B) any inter-company Debt, including any Debt of the Borrower to any Guarantor) beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created and provided that with respect to the Parent and MedCath Incorporated, such Debt exceeds an aggregate of $1,000,000 and with respect to the Borrower and any other Guarantor, such Debt exceeds an aggregate of $500,000, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than Debt evidenced by the Term Notes) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired); provided, however, that a default by any Affiliate of any Guarantor which owns or operates a hospital or diagnostic center under the terms of any instrument or loan to which it is a party and for which such Guarantor provided its guaranty shall not be considered a Default or an Event of Default of such Guarantor pursuant to this
         Section 10.1(h) unless demand for payment of all or a portion of such debt has been made against such Guarantor by the lender or lenders thereunder (or an agent or trustee acting on behalf of the lender or lenders).

                  (i) Other Cross-Defaults. The Borrower or any Guarantor shall default in the payment when due, or in the performance or observance, of any material obligation or condition of any Material Contract and such default shall continue beyond the period of grace, if any, provided in such Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or such Guarantor in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Guarantor to the extent required by GAAP.

                  (j) Change in Control. (i) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than any direct or indirect shareholder of the Parent existing immediately prior to the Initial Public Offering (as defined in the Commitment Agreement), shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the common stock or fifty percent (50%) of the voting power of the Parent entitled to vote in the election of members of the board of directors of the Parent, (ii) MedCath Incorporated shall cease to be a wholly-owned Subsidiary of the Parent, (iii) the Management Company shall cease to be a wholly-owned Subsidiary of MedCath Incorporated or
         (iv) the Management Company shall be the beneficial owner of less than that percentage of the equity interests in the Borrower owned by the Management Company on the Closing Date or shall cease to be the manager of the Borrower (any such event, a "Change in Control").



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                  (k) Voluntary Bankruptcy Proceeding. The Borrower or any
         Guarantor shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws,
         (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

                  (l) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Guarantor in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Guarantor or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty
         (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

                  (m) Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower, any Guarantor or any other Person party thereto or the Borrower, any Guarantor or any other Person party thereto shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof, the priority of which shall be subject only to Liens permitted pursuant to Section 9.2.

                  (n) ERISA Events. The occurrence of any of the following events: (i) the Borrower, any Guarantor or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower, any Guarantor or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $2,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan of the Borrower, any Guarantor or any ERISA Affiliate, (iii) a Termination Event with respect to the Borrower, any Guarantor or any ERISA Affiliate or (iv) the Borrower, any Guarantor or any ERISA Affiliate as an employer under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of any such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payment in an amount exceeding $2,000,000.



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                  (o) Judgment. A judgment or order by any court for the payment of money which causes the aggregate amount of all judgments and orders by any court in any Fiscal Year (which are not fully covered by insurance or with respect to which the applicable insurance carrier has not acknowledged that such judgment is fully covered by insurance) to exceed (i) $500,000 with respect to the Borrower, (ii) $1,000,000 with respect to any Guarantor (other than MedCath Parent Entities), (iii) $1,500,000 in the aggregate with respect to the Borrower and the Guarantors (other than the MedCath Parent Entities) or (iv) $2,000,000 with respect to any of the MedCath Parent Entities, and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

                  (p) License to Operate, Medicare Certification and Medicaid Certification. The Borrower's license to operate, Medicare Certification or Medicaid Certification (as applicable) shall expire, terminate, be cancelled or otherwise lost.

                  (q) Operating Agreement. The Borrower shall amend the Borrower's operating agreement in a manner which would have a Material Adverse Effect without the prior written consent of the Required Lenders.

                  (r) Management Agreement. The Management Agreement shall be amended in a manner which would have a Material Adverse Effect, without the prior written consent of the Required Lenders, or shall cease to be valid and binding in accordance with its terms.

                  (s) Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any Guarantor; the Borrower or any Guarantor would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

         SECTION 10.2 Remedies.

         (a) Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, and upon the request of the Required Lenders, the Administrative Agent shall, do any one or more of the following:

                  (i) declare the principal of and interest on the Term Loans and the Term Notes at the time outstanding, and all other amounts owed to the Lenders and the Administrative Agent under this Agreement or any other Loan Document and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or any other Loan Document to the contrary notwithstanding, and terminate the Term Loan Facility and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(k) or (l), the Term Loan Facility and any right of the Borrower to request borrowings thereunder shall be automatically



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         terminated and all Obligations (other than obligations owing under any
         Hedging Agreement) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or any other Loan Document to the contrary notwithstanding;

                  (ii) institute an action to reduce any claim to judgment;

                  (iii) exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, Applicable Law, equity or otherwise; or

                  (iv) set-off and apply, to the extent thereof and to the maximum extent permitted by law, any and all deposits, funds or assets at any time held and any and all other indebtedness at any time owing by any Lender to or for the credit or account of the Borrower against any Obligations (other than Obligations owing under any Hedging Agreement).

         (b) The Borrower hereby appoints the Administrative Agent as the attorney-in-fact of the Borrower, which power of attorney is irrevocable and coupled with an interest, with full power of substitution and in the name of the Borrower, if the Administrative Agent elects to do so, upon the occurrence of a Default or an Event of Default, to:

                  (i) endorse the name of the Borrower on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to the Borrower with respect to the Property;

                  (ii) prosecute or defend any action or proceeding incident to the Property,

                  (iii) pay, settle or compromise all bills and claims so as to clear title to the Property; and

                  (iv) take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by or under the control of the Borrower, whether or not previously incorporated into the Improvements.

Any amounts expended by the Administrative Agent or the Lenders shall be a demand obligation owing by the Borrower to the Lenders. The Lenders shall have no liability to the Borrower for the sufficiency or adequacy of any such actions taken by the Administrative Agent or the Lenders unless such actions constitute gross negligence or willful misconduct on the part of the Administrative Agent or the Lenders.

         SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in



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equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.


                                   ARTICLE XI

                            THE ADMINISTRATIVE AGENT

         SECTION 11.1 Appointment and Authorization of the Administrative Agent. Each Lender hereby irrevocably (subject to Section 11.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         SECTION 11.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         SECTION 11.3 Liability of the Administrative Agent. No Administrative Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any



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certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower, any Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any Guarantor or any Affiliate thereof.

         SECTION 11.4 Reliance by the Administrative Agent.

         (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower and the Guarantors), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

         (b) For purposes of determining compliance with the conditions specified in Section 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

         SECTION 11.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as



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may be directed by the Required Lenders in accordance with Article X; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

         SECTION 11.6 Credit Decision; Disclosure of Information by the Administrative Agent. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, any Guarantor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors and their respective Subsidiaries, and all applicable bank or other regulatory Applicable Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Guarantors. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of the Guarantors or any of their respective Affiliates which may come into the possession of any Administrative Agent-Related Person.

         SECTION 11.7 Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower or the Guarantors promptly upon demand therefor and without limiting the obligation of the Borrower and the Guarantors to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs



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or out-of-pocket expenses (including Attorney Costs) incurred by the
Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower promptly upon demand therefor. The undertaking in this Section 11.7 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

         SECTION 11.8 The Administrative Agent in Its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and each of the Guarantors and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower, any Guarantor or any Affiliate thereof (including information that may be subject to confidentiality obligations in favor of the Borrower, any Guarantor or any Affiliate thereof) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Term Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

         SECTION 11.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XI and Sections 5.2 and
10.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall



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

perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         SECTION 11.10 Syndication Agent; Documentation Agent; Co-Lead Arranger. None of the Lenders identified on the facing page or signature pages of this Agreement as a "syndication agent", "documentation agent" or "co-lead arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.


                                   ARTICLE XII

                                  MISCELLANEOUS

         SECTION 12.1 Notices.

         (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

         If to the Parent:           MedCath Corporation
                                     10720 Sikes Place
                                     Charlotte, North Carolina 28277
                                     Attention:          James E. Harris
                                     Telephone No.:      (704) 708-6610
                                     Telecopy No.:       (704) 708-5035

         If to the Borrower:         MedCath of Little Rock, L.L.C.
                                     c/o MedCath of Arkansas, Inc.
                                     Little Rock, Arkansas
                                     10720 Sikes Place
                                     Charlotte, North Carolina 28277
                                     Attention:          James E. Harris

                                     Telephone No.:      (704) 708-6610
                                     Telecopy No.:       (704) 708-5035

         With copies to:             Moore & Van Allen, PLLC
                                     Bank of America Corporate Center
                                     100 North Tryon Street, Floor 47
                                     Charlotte, North Carolina  28202
                                     Attention:          Hal A. Levinson, Esq.
                                     Telephone No.:      (704) 331-1050
                                     Telecopy No.:       (704) 331-1159

         If to Bank of America as    Bank of America, N.A.
          Administrative Agent:      IL1-231-08-03
                                     231 South LaSalle Street
                                     Chicago, Illinois 60604
                                     Attention:          Kristine Hyde
                                     Telephone No.:      (312) 828-1657
                                     Telecopy No.:       (877) 206-8412

         With copies to:             Kennedy Covington Lobdell & Hickman, L.L.P.
                                     Bank of America Corporate Center
                                     100 North Tryon Street, Suite 4200
                                     Charlotte, North Carolina  28202
                                     Attention:     J. Donnell Lassiter, Esq.
                                     Telephone No.: (704) 331-7444
                                     Telecopy No.:  (704) 331-7598

         If to any Lender:           To the address set forth on
                                     Schedule 1.1(a) hereto

         (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Term Loans will be disbursed.

         SECTION 12.2 Expenses; Indemnity.

         (a) The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Syndication Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all out-of-pocket syndication and due diligence expenses and all Attorney Costs (provided that such Attorney Costs shall be limited to the fees and expenses of a single law firm representing the Administrative Agent and the Syndication Agent) and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including, without limitation, all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section 12.2(a) shall survive the termination of the Commitments and repayment of all the other Obligations.

         (b) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any Guarantor, any Affiliate thereof or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Term Loan, or the relationship of the Borrower, the Guarantors, the Administrative Agent and the Lenders under this Agreement or any other Loan Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this
Section 12.2(b) shall survive the termination of the Commitments and repayment of all the other Obligations.

         SECTION 12.3 Set-off.

         (a) In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section
12.10 are hereby authorized by the Borrower at any time or from time



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

to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured. Notwithstanding the preceding sentence, each Lender agrees to notify the Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         SECTION 12.4 Governing Law. THIS AGREEMENT, THE TERM NOTES AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         SECTION 12.5 Jurisdiction and Venue.

         (a) Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Term Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Term Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in
Section 12.1. Nothing in this Section 12.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

         (b) Venue. The Borrower hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder. The Borrower irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

         SECTION 12.6 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         SECTION 12.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

         SECTION 12.8 Injunctive Relief; Punitive Damages.

         (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         (b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Guarantors) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or which may arise in the future in connection with any dispute, whether such dispute is resolved through arbitration or judicially.

         SECTION 12.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or the Guarantors to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary


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agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Required Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         SECTION 12.10 Successors and Assigns; Participations.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it); provided that:

                  (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Term Loans outstanding thereunder) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

                  (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Term Loans or the Commitment assigned; and

                  (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.10, from and after the effective date specified in each Assignment and

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Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning
Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 12.2). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Term Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.10.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Any Lender may, with notice to, but without the consent of, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, (iii) release any Guarantor from the Guaranty Agreement or (iv) release all or substantially all of the Collateral. Subject to subsection (e) of this Section 12.10, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8(c), 3.9, 3.10 and 3.11; provided that, subject to subsection (e) of this Section 12.10, no Participant shall be entitled to receive any greater amount pursuant to such Sections 3.8(c), 3.9, 3.10 and 3.11 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. To the extent permitted by law, each Participant also shall be entitled to the benefits of
Section 12.3 as though it were a Lender; provided such Participant agrees to be subject to Section 3.6 as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Sections 3.8(c), 3.10 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(e) as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 12.10(b)), the Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day.

         (h) As used herein, the following terms have the following meanings:

                  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless (i) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (ii) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

                  "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         SECTION 12.11 Amendments, Waivers and Consents.

         (a) Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender,
(ii) reduce the rate of interest or fees payable on any Term Loan, (iii) reduce or forgive the principal amount of any Term Loan, (iv) extend the originally scheduled time or times of payment of the principal of any Term Loan or the time or times of payment of interest on any Term Loan or any fee or commission with respect thereto, (v) permit any subordination of the principal or interest on any Term Loan, (vi) release the Borrower from the Obligations hereunder, (vii) release any Guarantor from its obligations under the Guaranty Agreement (other than as specifically permitted or contemplated in this Agreement or the Guaranty Agreement), (viii) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower's rights and obligations hereunder, (ix) release all or any material portion of the Collateral or release any Security Document (other than asset sales permitted pursuant to Section 9.5 and as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) or (x) amend the provisions of this Section 12.11 or the definition of Required Lenders, in each case, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of Article XI shall be made without the written consent of the Administrative Agent.

         (b) In the case of any amendment, waiver, consent or other modification in connection with this Agreement for which a substantially similar corresponding amendment, waiver, consent or other modification with regard to any the Related Credit Documents will be made effective thereunder contemporaneously, each Lender must vote in the same manner with respect to each such amendment, waiver, consent or other modification in connection with this Agreement and all such other Related Credit Documents.

         SECTION 12.12 Confidentiality. The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 12.12, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower and the Guarantors; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower and the Guarantors; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section 12.12, "Information" means all information received from the Borrower and the Guarantors relating to the Borrower and the Guarantors or the business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or the Guarantors; provided that, in the case of information received from the Borrower or any Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         SECTION 12.13 Performance of Duties. The Borrower's obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

         SECTION 12.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Term Loan Facility has not been terminated.

         SECTION 12.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

         SECTION 12.16 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 12.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 12.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 12.19 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Term Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender's Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

         SECTION 12.20 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

         SECTION 12.21 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         SECTION 12.22 Inconsistencies with Other Documents; Independent Effect of Covenants.

         (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on the Borrower or the Guarantors or further restricts the rights of the Borrower or the Guarantors or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

         (b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII, VIII and IX hereof and Sections 11, 12 and 13 of the Guaranty Agreement shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII, VIII and IX hereof and Sections 11, 12 and 13 of the Guaranty Agreement if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII, VIII and IX hereof and Sections 11, 12 and 13 of the Guaranty Agreement.

                           [Signature pages to follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.


[CORPORATE SEAL]                    MEDCATH OF LITTLE ROCK, L.L.C.,
                                    as Borrower

                                    By:
                                        ----------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                 -------------------------------

                                          BANK OF AMERICA, N.A., as Lender

                                          By:
                                              ----------------------------------
                                                Name:
                                                      --------------------------
                                                Title:
                                                       -------------------------

                                          BANK OF AMERICA, N.A., as Lender

                                          By:
                                              ----------------------------------
                                                Name:
                                                      --------------------------
                                                Title:
                                                       -------------------------

                                         BANKERS TRUST COMPANY, as Syndication
                                           Agent and as Lender

                                         By:
                                             -----------------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
                                                      --------------------------

                                       FIRST UNION NATIONAL BANK, as
                                         Documentation Agent and as Lender

                                       By:
                                           -------------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                         [ADDITIONAL LENDERS], as Lender

                                         By:
                                             -----------------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
                                                      --------------------------

                                 Schedule 1.1(a)

                             Lenders and Commitments


                                [TO BE INSERTED]

                                 Schedule 1.1(b)

                                   Guarantors

MedCath Corporation (DE)

MedCath Holdings, Inc. (DE)

MedCath Finance Company (AZ)

MedCath Intermediate Holdings, Inc. (DE)

MedCath Incorporated (NC)

         MedCath Diagnostics, LLC (NC)
                CHF Centers of America, LLC (NC)
                Heart Research Centers International, LLC (NC)
                MedCath Nuclear Services, LLC (NC)

         MedCath Cardiology Consulting & Management, Inc. (AZ)
                MedCath Management of Ohio, Inc. (OH)
                WMS Management, Inc. (OH)

         MedCath of Massachusetts, Inc. (NC)

         Austin MOB, Inc. (NC)

         Venture Holdings, Inc. (AZ)

MedCath of Arkansas, Inc. (NC)